ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
Exhibit 5.1
August 20, 2007
Exterran Holdings, Inc.
4444 Brittmoore
Houston, Texas 77041
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Exterran Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 5,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which amount includes (i) 4,750,000 Shares (the “Incentive Plan Shares”) issuable pursuant to the Company’s 2007 Stock Incentive Plan (the “Incentive Plan”), (ii) 650,000 Shares (the “Purchase Plan Shares”) issuable pursuant to the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) and (iii) 100,000 Shares (the “Deferral Plan Shares”) issuable pursuant to the Company’s Directors’ Stock and Deferral Plan (the “Deferral Plan,” and, collectively with the Incentive Plan and the Purchase Plan, the “Plans”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, in each case as amended to date, and originals, or copies certified or otherwise identified, of the Plans, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
     1. When originally issued by the Company pursuant to the provisions of the Incentive Plan following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the Incentive Plan, the Incentive Plan Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of the Incentive Plan Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of such award and the Incentive Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Incentive Plan Shares as provided therein, and assuming the continued updating and effectiveness of the Registration Statement, such Incentive Plan Shares will have been (when issued, sold and delivered as authorized) validly issued, fully paid and nonassessable.
     2. When originally issued by the Company pursuant to the provisions of the Purchase Plan, the Purchase Plan Shares will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of the Purchase Plan Shares from time to time pursuant to the terms of and subject to the restrictions set forth in the Purchase Plan, including, if applicable, the satisfaction of any conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, for the consideration established pursuant to the terms of such award and the Purchase Plan, and assuming the continued updating and effectiveness of the Registration Statement, such Purchase Plan Shares will have been (when issued, sold and delivered as authorized) validly issued, fully paid and nonassessable.
     3. When originally issued by the Company pursuant to the provisions of the Deferral Plan, the Deferral Plan Shares will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of the Deferral Plan Shares from time to time pursuant to the terms of and subject to the restrictions set forth in the Deferral Plan, including, if applicable, the satisfaction of any conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, for the consideration established pursuant to the terms of the Deferral Plan, and assuming the continued updating and effectiveness of the Registration Statement, such Deferral Plan Shares will have been (when issued, sold and delivered as authorized) validly issued, fully paid and nonassessable.
     This opinion is limited in all respects to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.
RJM/JRD